Exhibit 10.99

Path 1 Network Technologies Inc. 6215 Ferris Sq., Suite 140 San Diego, CA 92121 Phone 858.450.4220 Fax 858.450.4203 www.path1.com

Offer Letter

November 13, 2005

Thomas L. Tullie

P.O. Box 675206

Rancho Santa Fe, CA 92067

Dear Mr. Tullie:

Pursuant to this letter agreement (the “Agreement”) and subject to completing background investigations and you providing evidence of your United States citizenship or eligibility to work in the United States, we are pleased to make to you the following offer of employment with Path 1 Network Technologies Inc. (the “Company”):

1.	Responsibilities

Your title will be President and Chief Executive Officer (or CEO) of the Company, effective November 15, 2005 (the “Effective Date”). As the CEO, you will serve full-time in San Diego, California and report to the Board of Directors of the Company (the “Board”). You also will serve as a member of the Board at no additional compensation. It is acknowledged that continuation of your service as a director shall be subject to your re-election by the Company’s stockholders. The Company agrees to propose to the stockholders at each appropriate annual meeting during the term hereof your re-election as a member of the Board, provided you are otherwise eligible for re-election. Nothing in this Agreement prevents you from engaging in other outside activities that do not materially and adversely conflict with your responsibilities as CEO of the Company, or that require any substantial amount of time. You agree not to serve on outside Boards of Directors of more than two for-profit companies without the Company’s prior written consent, which shall not be unreasonably withheld. In all events, you will promptly notify the Board of any board seats which you may from time to time accept.

2.	Term of Employment

The initial term of your employment shall commence on the Effective Date and shall, except as provided in Section 4.1 hereof, continue for a term of three (3) years following the Effective Date (the “Initial Term”). Thereafter, the term of this Agreement shall be automatically extended for successive and additional two-year periods, unless either party shall provide a written notice of termination to the other at least ninety (90) days prior to the end of the Initial Term or any extended term. The term of this Agreement is subject to early termination in accordance with the provisions set forth in Section 4 hereof.

3.	Compensation and Benefits

You shall be entitled to the following:

3.1 (a)	Base salary at the annual rate of $300,000, or at such increased rate as the Board, in its sole discretion, may hereafter from time to time determine (“Base Salary”), payable bi-weekly less required tax withholding. During the term of this Agreement, your Base Salary will be reviewed annually by the Board to determine whether such Base Salary should be increased in light of your duties, responsibilities and performance, and, if it is determined by the Board that an increase is merited, such increase shall be promptly put into effect and your Base Salary, as so increased, shall constitute your Base Salary for purposes of this Section 3.1(a). Your Base Salary cannot be decreased by the Company or the Board during the Term of this Agreement.

3.1 (b)	Within thirty (30) days after the Effective Date, the Board and you shall mutually agree on (a) appropriate and reasonably obtainable criteria which the Board or its Compensation Committee are to consider with regard to an annual bonus and (b) the target amount of such annual bonus or the formula by which such annual bonus target amount is to be determined. The Board shall meet with you annually for this purpose, within sixty (60) days prior to the start of each Term year. During the initial year of this Agreement, the target bonus amount shall be 50% of Base Salary with the bonus percentage thereafter to be based on agreed upon metrics but in no event less than 25% of the Base Salary. The bonus shall be payable no later than thirty (30) days following the conclusion of the Term year for which the bonus was earned and may be paid either as cash or Company stock or options, or any combination thereof at your option. At the end of the initial year of this Agreement, you will received a minimum guaranteed target bonus payment of 25% of your Base Salary, regardless of whether the criteria established by the Company for receiving the entire target bonus have been met.

3.2	Fringe benefits (medical, disability insurance, 401k plan, vacation) shall be according to the Company policies in place from time to time for all employees and its executives. The Company reserves the right to change its benefit programs or policies, and/or its providers, at any time.

3.3	Annual paid vacation at the rate of five weeks per annum, which shall accrue from the Effective Date in accordance with the Company’s standard policies (including the cap established by such policies).

3.4	Subject to Board approval, within ten (10) days following the Effective Date, you will receive an inducement grant of 150,000 incentive stock options (the “Initial Options”) that are fully vested upon grant but which will not be exercisable for one year, and which are further conditioned upon you remaining with the Company as CEO for said one year period unless you are terminated without Cause or leave for Good Reason prior to the one year period. The exercise price for the Initial Options will be set equal to the closing price of the Company’s common stock on the date the Board grants the options. Additionally, within ten (10) days following the Effective Date, you will receive 250,000 restricted shares that will vest two years from the Effective Date, 50,000 restricted shares that will vest three years from the Effective Date, and 50,000 additional stock options that — will vest three years from the Effective Date (the “Initial Shares”), subject to continuation of your service as CEO. The parties acknowledge and agree that it was their intention for your options and shares in the aggregate to represent at least 5% of the Company’s fully diluted capitalization as of the Effective Date. In the event that the Company obtains equity funding during your service you will receive compensation in the form of fully-vested shares, options or cash, as elected by you, in an amount equal to five percent (5%) of the net proceeds from such funding. This section shall not apply to debt funding unless and until said debt funding is actually converted into equity. This section shall not apply to any exercise or conversion of any currently outstanding stock options, warrants or convertible preferred stock, or any stock options ever granted to you, nor shall it apply to any future stock options or warrants unless and until they are actually exercised for stock. This section shall not apply to debt funding unless and until said debt funding is actually converted into equity. All of your shares or options shall be duly registered on Form S-8 or other appropriate form.

In the event of the occurrence of a Change of Control (as defined below), all options and shares shall immediately vest and become exercisable in full and any of your options shall continue to be exercisable for a period of two years or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter, whether or not you also become entitled to the amounts and benefits set forth in Section 4.2(a) below. For purposes of this Agreement, “Change of Control” shall mean any of the following events:

(a)	a sale, lease or other disposition of all or substantially all of the assets of the Company.

(b)

either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled subsidiary of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled subsidiary of any other entity) immediately following the reverse merger (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled subsidiary, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction).

(c)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the voting power of the Company’s securities.

(d)	The dissolution or liquidation of the Company.

3.5	Reimbursement from the Company for all reasonable and customary expenses incurred by you in performing services under this Agreement, including travel expenses, expenses related to wireless communications (cell phone and Blackberry) and reasonable expenses related to home communications for the company (e.g., high speed internet access, fax, computer and accessories if needed) and other out-of-pocket expenses, in accordance with your expense account and the Company’s reimbursement policies and provided that you shall submit to the Company reasonable documentation with respect to such expenses.

4.	Termination of Employment

4.1	Events of Termination

Your employment with the Company may be terminated prior to the expiration of the Initial Term or extended term set forth in Section 2 hereof as follows:

(a)	By the Company With Cause. Your employment with the Company may be terminated at any time for “Cause.” As used in this Agreement, the term “Cause” shall mean (i) your willful and material misconduct which results in material damage to the Company, wither economic or otherwise, or willful failure to fulfill and perform your material and stated duties which results in material damage to the Company, either economic or otherwise, including the obligations stated herein, which willful and material misconduct or willful failure, if curable, is not fully cured to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof, (ii) any material breach by you of any material provision of this Agreement or the policies pertaining to Company employees which the Company adopts from time to time and provides you with a copy of, which results in material damage to the Company, either economic or otherwise and which, if curable, is not fully cured to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof, or (iii) your committing a willful and material act of theft, fraud, dishonesty, or embezzlement with regard to the Company or your conviction of a felony.

(b)	By the Company Without Cause; By You With Good Reason. Your employment with the Company may be terminated, at any time by written notice to the other, without Cause by the Company or for “Good Reason” by you. As used herein, the term “Good Reason” shall mean the occurrence of any of the following: (i) any material change in the location for the performance of your duties or the character or scope of your position, duties, authority, or responsibilities hereunder (except in each case in connection with the termination of your employment for Cause or disability or as a result of your death, or temporarily as a result of your illness or other absence), including but not limited to failing to continue you in the position of Chief Executive Officer, (ii) any material breach by the Company of any provision of this Agreement, including but not limited to failure to provide you with the Base Salary, bonuses, options or shares in accordance with the terms set forth in Section 3 hereof, which breach is not fully cured to your reasonable satisfaction within thirty (30) days after written notice from you thereof, (iii) failure of any successor to the Company to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder, or (iv) a Change in Control.

(c)	By You Without Good Reason. Your employment with the Company may be terminated by you without Good Reason, at any time upon notice to the Company.

(d)	Death. In the event of your death, your employment shall terminate on the date of death.

(e)

Disability. In the event of your Disability (as defined below), the Company may terminate your employment by giving to you a written notice of termination. For purposes of this Agreement, “Disability” means your inability to, even with reasonable accommodation, substantially perform your duties hereunder for ninety (90) consecutive days or one hundred eighty (180) days out of three hundred sixty five (365) days as a result of a physical or mental illness or condition, and, within thirty (30) days after written notice of the Company’s intent to terminate your employment pursuant to this Section, you have not returned to work. If any question shall arise as to whether you are unable to substantially perform your duties hereunder, the determination will be made through a medical examination by a physician mutually selected by you and the Company.

4.2	The Company’s Obligations Upon Termination

Following the termination of your employment under the circumstances described below, the Company shall pay to you the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that you or the Company then have or thereafter may have against each other in connection with this Agreement and the termination of your employment that are lawfully released by the mutual release described in Section 4.3 below, subject to the execution of the mutual release by you and the Company as provided in Section 4.3 below prior to the provision of the compensation and benefits set forth below:

(a)	Termination Without Cause by the Company or with Good Reason by You or Failure by the Company to Renew the Initial Term or any extended term. In the event that your employment shall be terminated by the Company or you pursuant to Section 4.1(b) hereof, you will be entitled to the continued payment of your Base Salary (less required tax withholding) for a period of twelve (12) months from the date of termination or expiration, as the case may be, subject to the provisions of Section 7.13. In addition, any options or restricted shares granted to you shall immediately vest and any of your options shall remain exercisable and will not terminate until the date which is 24 months after such termination, or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter. In addition, the Company shall reimburse you for any expenses incurred through the date of such termination in accordance with Section 3.5 hereof, shall pay you for any vacation time that you had earned but not used through the date of termination, at your final base rate of pay, shall pay you for any Base Salary and bonus earned, but not paid through the date of termination, and shall pay you l/12th of the maximum bonus award for each month that you have provided services as CEO during the year in which such termination occurs.

(b)

Termination by the Company for Cause or by You Without Good Reason. In the event that your employment shall be terminated by the Company pursuant to Section 4.1 (a) hereof (or if you voluntarily resign otherwise than for Good Reason, in accordance with Section 4.1(c) hereof prior to the expiration of the then current term of this Agreement), you shall be entitled to no further compensation or other benefits under this Agreement, other than any Base Salary earned by you on or prior to the date of such termination, but not yet paid and any unpaid bonus awarded (or required to be awarded based on the full achievement of one or more pre-established and fully objective criteria) for the year preceding the year in which termination occurs. In addition any of your options shall remain exercisable and will not terminate until the date which is 24 months after such termination, or until the applicable expiration date of such options (in accordance with the terms), whichever period is shorter. In addition, the Company shall reimburse you for any expenses incurred through the date of such termination in accordance with Section 3.5 hereof, and shall pay you for any vacation time that you had earned but not used through the date of termination, at your final base rate of pay. Upon termination by the Company of your employment for Cause or termination for reason other than Good Reason by you, all of your rights under this Agreement (except as otherwise set forth herein including your rights to any and all vested options in accordance with their terms, and vested shares) shall immediately terminate and the Company shall have no further obligation to you.

(c)	Termination Upon Death or Disability. In the event that your employment shall be terminated pursuant to Section 4.1(d) or 4.1(e) hereof, the Company shall pay you (or your estate or trust or legal representatives) all Base Salary earned, but unpaid, through the date of termination and any unpaid bonus awarded (or required to be awarded based on the full achievement of one or more pre-established and fully objective criteria) for the year preceding the year in which termination occurs and shall reimburse you (or your estate or trust or legal representatives) for any expenses incurred through the date of such termination in accordance with Section 3.5 hereof. In addition any of your options shall remain exercisable and will not terminate until the date which is 24 months after such termination, or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter. The Company shall also pay you or your estate or trust or legal representative for any vacation time that you had earned but not used through the date of termination, at your final base rate of pay.

4.3	Release. Notwithstanding the foregoing, as a condition for the provision of the compensation and benefits set forth in this Section 4, you and the Company will sign a mutual release of all claims against each other and your respective officers, agents, employees, heirs, assignees, and members of the Board, on such terms and form as agreed by the Company and you which shall be binding on both parties and their respective officers, agents, employees, heirs, assignees, and the members of the Board.

5.	Relocation

You will not be entitled to any relocation benefits under the terms of this Agreement.

6.	Proprietary Information and Inventions

You immediately shall enter into a Proprietary Information and Inventions Agreement with the Company as agreed by you. Such Agreement shall survive your employment in accordance with applicable law.

7.	Miscellaneous

7.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

7.2	Arbitration. Any controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement or any termination hereof shall be solely and finally settled by arbitration under the employment dispute rules of the American Arbitration Association, and judgment on the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Any such arbitration shall be in the State of California or in the state of your principal employment for the Company at the time your employment terminates and shall be submitted to a single arbitrator appointed by the mutual consent of the parties or, in the absence of such consent, by application of any party to the American Arbitration Association. A decision of the arbitrator shall be final and binding upon the parties. The Company will pay all fees and costs of the arbitrator. The arbitrator shall award the prevailing party in any such proceedings reasonable attorneys’ fees and costs (other than fees and costs of the arbitrator) incurred in the action.

7.3	Entire Agreement; Amendment. This Agreement contains the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, written or oral, between the parties relating to the subject matter hereof. This Agreement may not be amended except in a written document signed by you and the Company following express approval of the amendment by the Board of Directors.

7.4	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties or the arbitrator as coming closest to expressing the intention of the invalid or unenforceable term or provision.

7.5

Notice. Any notice to be given hereunder shall be in writing and delivered either in person, by nationally recognized overnight courier, or by registered or certified first class mail, postage prepaid, addressed, if the Company, to its Chief Financial Officer at its headquarters and, if to you, to your address as last provided to the

Company in writing. Either party may, by notice hereunder, change its address for notices.

7.6	Headings. The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

7.7	Amendment. This Agreement may be modified only by a written instrument signed by you and by an expressly authorized representative of the Company.

7.8	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of subsequent breach.

7.9	Assignment. Neither the Company nor you may make assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

7.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when together shall constitute one and the same agreement.

7.11	Liability Insurance. D&O liability insurance shall be provided to you by the Company to the same extent that it is provided to the other executive officers in the Company. The Company hereby represents and warrants that its D&O liability insurance is in effect with customary terms and protections and such insurance covers you as of the Effective Date.

7.12	Indemnification. You shall be given the opportunity to enter into the Company’s standard form of bilateral Indemnification Agreement which shall contain customary terms and protections.

7.13

Timing of Payments: Gross-Up Payment. In the event that at the time that your employment with the Company terminates, the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Agreement that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall be paid at the time that will prevent such amounts from being considered deferred compensation. In the event any payment, distribution or benefit hereunder or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code or any interest or penalties with respect thereto (collectively “Excise Tax”), you shall be entitled to an additional payment (a “Gross-Up Payment”) in an amount that results, after payment of all taxes, interest or penalties and Excise Tax imposed on the Gross-Up Payment, in the retention by you of an amount of the Gross-Up Payment equal to the Excise Tax.

7.14	Expenses. The Company shall pay any and all legal and other out-of-pocket expenses incurred by you in connection with the negotiation and preparation of this Agreement up to the sum of $7,500 on an after-tax basis.

You understand and agree that by accepting this offer, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not entered into, and will not during the term of your employment with the Company enter into, any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.

Tom, if the foregoing accurately represents your understanding, please sign below and return it to us, at which time it will become a legally-binding agreement. Welcome aboard. We will accomplish great things together.

Warmest regards,

By:
Frederick Cary
Co-Principal Executive Officer and Director

ACCEPTED AND AGREED IN ALL RESPECTS:

By:
Tom Tullie